Exhibit 15.1

The Board of Directors

Internet Gold-Golden Lines Ltd.

We consent to the incorporation by reference in the registration statements (Nos. 333-208404 and 333-215744) on Form F-3 of Internet Gold-Golden Lines Ltd. (“the Company”) of our report dated May 15, 2018, with respect to the consolidated statements of financial position of Internet Gold-Golden Lines Ltd. as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 20-F of Internet Gold-Golden Lines Ltd.

Our qualified report dated May 15, 2018, contains an explanatory paragraph that states that our report is qualified due to an investigation that is being conducted relating to subsidiaries of the Company and officers in those subsidiary companies, and as a result we were unable to obtain sufficient appropriate audit evidence as to the effect, if any, of the investigation proceedings on the Company’s consolidated financial statements. Our report also refers to the following:

•	a change in the Company’s method of accounting for revenue recognition as of January 1, 2017, due to the adoption of International Financial Reporting Standard No. 15 Revenue from Contracts with Customers.

•	draws attention to Note 1 to the consolidated financial statements regarding a number of legal proceedings which were filed against a subsidiary company subsequent to the commencement of the investigation mentioned above.

Our report dated May 15, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, disclaims an opinion on the effectiveness of internal control over financial reporting, and contains an explanatory paragraph that states that since management was unable to perform necessary procedures relating to the investigation that is being conducted relating to subsidiaries of the Company and officers in those subsidiary companies, which impact on the Company’s internal control over financial reporting, and we were unable to apply other procedures to satisfy ourselves as to the effectiveness of the Company’s internal control over financial reporting, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion on the effectiveness of the Company’s internal control over financial reporting. Our report also states that a material weakness was identified in the Company’s internal controls over financial reporting, which was not fairly presented in management’s assessment. The Company failed to maintain an effective control environment with respect to its internal controls over financial reporting. Specifically:

•	Management failed to adequately demonstrate through its directives, actions, and behavior the importance of integrity and ethical values to support the functioning of internal controls over financial reporting of Bezeq.

•	The Board of Directors of Bezeq failed to adequately exercise its oversight responsibility regarding independence from management with respect to a Special Board of Directors’ Subcommittee.

•	Management and the Board of Directors failed to provide adequate oversight for financial reporting and the design, implementation, and conduct of internal controls related to Bezeq’s regulatory environment.

As a result, we were unable to obtain sufficient appropriate audit evidence to provide a basis for an audit opinion on the effectiveness of the Company’s internal control over financial reporting.  However, during the course of the audit, we did identify the following material weaknesses, the disclosure of which is not fairly presented in all material respects in Item 15, Management’s Annual Report on Internal Control Over Financial Reporting.

Our report dated May 15, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, also disclaims an opinion or any other form of assurance on management’s statements, included in the content within “Remediation” of Management’s Annual Report on Internal Control Over Financial Reporting, referring to corrective actions taken after December 31, 2017, relative to the aforementioned material weakness in internal control over financial reporting.

Somekh Chaikin

Certified Public Accountants (Israel)

Member Firm of KPMG International

Tel Aviv, Israel

May 15, 2018